FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-207567-03

Sent: Tuesday, October 25, 2016 08:01 AM Eastern Standard Time

Subject: CFCRE 2016-C6 *NEW ISSUE CMBS ANNOUNCEMENT* PUBLIC

CFCRE 2016-C6 - NEW ISSUE CMBS

$687.132MM NEW ISSUE CMBS **PUBLIC OFFERING**

JOINT BOOKRUNNERS & CO-LEAD MANAGERS: CANTOR FITZGERALD & SOCIETE GENERALE

CO-MANAGERS: CASTLE OAK & CITIGROUP

RATING AGENCIES: FITCH, MOODY'S & MORNINGSTAR

**PUBLIC OFFERED CERTIFICATES**

CLASS	RATING (F/M/MS)	SIZE ($MM)	C/E	WAL	LTV	DY
A-1	AAAsf/Aaa(sf)/AAA	30.937	30.000%	2.73	39.8%	16.0%
A-SB	AAAsf/Aaa(sf)/AAA	33.226	30.000%	NOT AVAILABLE
A-2	AAAsf/Aaa(sf)/AAA	220.000	30.000%	9.53	39.8%	16.0%
A-3	AAAsf/Aaa(sf)/AAA	267.118	30.000%	9.87	39.8%	16.0%
A-M	AAAsf/Aa2(sf)/AAA	59.066	22.500%	9.97	44.0%	14.5%
B	AA-sf/NR/AA+	39.377	17.500%	9.97	46.9%	13.6%
C	A-sf/NR/A	37.408	12.750%	9.97	49.6%	12.8%

**PRIVATE CERTIFICATES**
CLASS	RATING (F/M/MS)	SIZE ($MM)	C/E	WAL	LTV	DY
D	BBB-sf/NR/BBB	42.331	7.375%	9.97	52.6%	12.1%

COLLATERAL SUMMARY

CUT-OFF DATE BALANCE:	$787,544,880
NUMBER OF LOANS:	45
NUMBER OF PROPERTIES:	120
WA CUT-OFF LTV:	56.8%
WA BALLOON LTV:	51.0%
WA U/W NCF DSCR:	2.40x
WA U/W NOI DEBT YIELD:	11.2%
WA MORTGAGE RATE:	4.2610%
TOP TEN LOANS %:	56.6%
WA REM TERM TO MATURITY (MOS):	118
WA REM AMORTIZATION TERM (MOS):	354
WA SEASONING (MOS):	2

LOAN SELLERS:	CCRE (74.5%), SG (16.6%), SG/CCRE (8.9%)

PROPERTY TYPES:	RETAIL (39.1%), OFFICE (26.3%), HOSPITALITY (15.1%), MIXED USE (8.5%), INDUSTRIAL (3.8%), OTHER (3.1%), MANUFACTURED HOUSING COMMUNITY (2.6%), SELF STORAGE (0.8%), MULTIFAMILY (0.7%)

TOP 5 STATES:	WA (17.4%), CA (13.6%), VA (10.6%), MA (9.3%), GA (7.0%)

MASTER SERVICER:	WELLS FARGO BANK, NATIONAL ASSOCIATION
SPECIAL SERVICER:	RIALTO CAPITAL ADVISORS, LLC
OPERATING ADVISOR:	PARK BRIDGE LENDER SERVICES, LLC
DIRECTING HOLDER:	RREF III DEBT AIV, LP OR ANOTHER AFFILIATE OF RIALTO CAPITAL ADVISORS, LLC
TRUSTEE:	WILMINGTON TRUST, NATIONAL ASSOCIATION

ANTICIPATED TIMING
TERM SHEET & ANNEX A-1:	ATTACHED
RED:	TOMORROW (10/26)
THIRD PARTY SYSTEMS:	TOMORROW (10/26)
PRE-RECOREDED INVESTOR CALL:	TOMORROW (10/26)
PRE-SALE REPORTS:	THIS WEEK
ANTICIPATED PRICING:	WEEK OF OCTOBER 31ST
ANTICIPATED SETTLEMENT:	NOVEMBER 22, 2016

ROADSHOW
HARTFORD BREAKFAST:	TUES (10/25) @ 8:30 AM EST, MAX'S DOWNTOWN
BOSTON LUNCH:	TUES (10/25) @ 12:30 PM EST, THE PALM
MINNEAPOLIS BREAKFAST:	WED (10/26) @ 7:30 AM CT, THE GRAND HOTEL
MEETINGS CALLS:	AVAILABLE UPON REQUEST (CONTACT SALES COVERAGE)

The depositor has filed a registration statement (including the prospectus) with the Securities and Exchange Commission (File No. 333-207567) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the Securities and Exchange Commission for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor or Cantor Fitzgerald & Co., any other underwriter, or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling 1-212-915-1700 or by email to the following address: legal@ccre.com.

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